EXHIBIT 99.1

RealPage Promotes David Monk to Chief Legal Officer
Mr. Monk brings more than 20 years of diverse transactional and legal management experience.

CARROLLTON, Texas (May 7, 2015) — RealPage, Inc. (NASDAQ:RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, announces the appointment of David Monk as chief legal officer. With more than 20 years of experience in corporate acquisitions, securities offerings and technology transactions, he will lead a team on three continents, providing legal advice and direction for RealPage’s broad and expanding array of business activities.

“David will be a huge asset to us in this role. He has extensive experience with the legal and business aspects of software and technology transactions, mergers and acquisitions, securities compliance, intellectual property and international legal matters,” said Steve Winn, CEO, RealPage. “His deep insight, strategic thinking and resolute legal support will be invaluable, especially as we continue to pursue our rapid growth strategy.”

Mr. Monk joined RealPage as senior vice president and deputy general counsel in 2010 and was a vital part of the organization’s transition to a public company. For five years, he has been instrumental in a wide variety of RealPage initiatives, including mergers and acquisitions, development of the RealPage Cloud, and providing legal counsel for RealPage Exchange, YieldStar, Kigo and RealPage’s international expansion efforts. Prior to joining the company, he was a partner at Baker Botts L.L.P., a premier international law firm, where he spent 18 years representing both public and private clients with an emphasis on mergers and acquisitions, securities offerings, SEC compliance, corporate governance, technology and outsourcing transactions, and general corporate matters.

“I am proud to have played a part in RealPage’s success over the past five years,” said Mr. Monk. “I am honored to serve as RealPage’s chief legal officer and I look forward to continuing my work with our excellent leadership group and talented legal team. With RealPage’s track record in developing innovative SaaS solutions for the rental housing industry and the vast opportunities for continued growth and market expansion, I am genuinely excited for both RealPage’s prospects and the chance to help guide the company in pursuit of those opportunities.”

Mr. Monk received his Juris Doctorate degree from Southern Methodist University Dedman School of Law and a Bachelor of Business Administration degree in finance from Texas A&M University.
For more information on RealPage, visit: http://www.realpage.com.

About RealPage

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage’s on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 10,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

Contact:
RealPage, Inc.
Sarah Marshall
(972) 820-3111
sarah.marshall@realpage.com